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                                          CONFIDENTIAL - PROPRIETARY INFORMATION
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                         PRIVATE LINE SERVICE AGREEMENT


This Private Line Service Agreement ("Agreement") is made by and between WorldCom Technologies, Inc. ("WTI"), for itself and on behalf of its U.S.-based affiliates (collectively, "MCI WorldCom") and

Customer Name: FOCAL COMMUNICATIONS CORP., for itself and on behalf of its U.S.-based affiliates (hereinafter, "Customer")

Address:  200 N. LaSalle Street, Chicago, Illinois 60601

--------------------------------------------------------------------------------


Customer agrees to a term and Annual Volume Commitment ("AVC") as set forth in Schedule A, attached hereto and incorporated herein. Effective upon Customer's and WTI's execution of this Agreement (the "Effective Date"), Customer shall pay the rates and receive the discounts for IXC Private Line Service associated with the selected Term and AVC as set forth on Schedule A. Except as expressly provided to the contrary, the discounts and /or rates set forth in Schedule A are in lieu of, and not in addition to, any discounts, promotions and/or credits (Tariffed or otherwise). AVC and Usage Charges (as hereinafter defined) are calculated net of discounts. All charges for other services, if any, will be as set forth in the Tariffs applicable to those services at the time they are provided to Customer.

SERVICE PROVISIONING AND RECEIPT: MCI WorldCom will provide to Customer IXC Private Line services pursuant to WTI Tariff FCC No. 1, and all other applicable tariffs of MCI WorldCom and its U.S.-based affiliates, (collectively, the "Tariff"). This Agreement incorporates by reference the terms of the Tariff. MCI WorldCom may modify the Tariff from time to time in accordance with law and thereby affect the services furnished to Customer. In the event of inconsistency between the terms of the Tariff and this Agreement, this Agreement will be deemed controlling. The rates set forth in the Tariff do not include, and the discounts set forth in this Agreement and the Tariff do not apply to, the following: charges for MCI WorldCom services other than those set forth in this Agreement; non-tariffed products, access or egress (or related) charges imposed by third parties; taxes or tax-like surcharges; and other tariffed charges. Customer agrees to pay all these additional charges, to the extent applicable, in addition to the charges set forth in this Agreement. If MCI WorldCom voluntarily or involuntarily as a result of government or judicial action cancels the Tariff in whole or in part, then effective on such cancellation this Agreement shall, as to canceled Tariff provisions previously applicable to this Agreement, incorporate by reference the substantively similar provisions of MCI WorldCom's standard Guide to Services and Pricing ("Guide"), as amended by MCI WorldCom from time to time. For purposes of such provisions, all references to the Tariff shall include reference to the Guide.

TARIFF OPTION: MCI WorldCom shall, if required, file a Tariff option (a "Tariff Option") consistent with the terms of Schedule A, which is incorporated into this Agreement by reference.

SERVICE CONSIDERATIONS: This Agreement shall be binding upon acceptance by MCI WorldCom. Acceptance of this Agreement by MCI WorldCom is subject to Customer meeting the terms and conditions set forth in the Tariff. The initial Term of this Agreement shall begin on the Effective Date. Neither Party shall disclose the terms of this Agreement to any third party unless (i) the information becomes publicly available other than through the disclosing party; (ii) is required to be disclosed by a governmental or judicial law, order, rule or regulation; (iii) is independently developed by the receiving party; or (iv) becomes available to the receiving party without restriction from a third party, provided such third party was authorized to receive the information. Notwithstanding the above, either party may disclose the terms of this Agreement to its employees, agents and legal and financial advisors and providers to the extent necessary or appropriate in connection with the negotiation and/or performance of this Agreement or in obtaining financing, provided that each such party is notified of the confidential and proprietary nature of such information and is subject to or agrees to be bound by similar restrictions on its use and disclosure. Nothing herein shall limit the right of either party from publicly disclosing the existence of and general subject matter of this Agreement.


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APPLICABLE SERVICES: This Agreement includes only those services set forth in this Agreement and its attachments.

UNDERUTILIZATION CHARGES: For Customers with an AVC as set forth in Schedule A, if at the end on any Annual Period (as hereinafter defined), Customer's Usage Charges (as hereinafter defined) during such Annual Period fails to meet or exceed the AVC, Customer shall pay, in addition to all other charges under this Agreement, the difference between the AVC and Customer's Usage Charges during such Annual Period. For purposes of this Agreement, "Annual Period" means the consecutive twelve (12) month period commencing on the Effective Date and each consecutive twelve (12) month period thereafter during the Term or any renewal Term thereof. For purposes of this Agreement, "Usage Charges" means Customer's recurring usage charges for Private Line Services provided under this Agreement, calculated net of discounts. Usage Charges do not include the following: (i) taxes and tax related surcharges; (ii) charges for equipment and collocation;
(iii) charges incurred where MCI WorldCom acts as agent for Customer in the acquisition of goods or services; (iv) standard non-recurring charges; and (v) certain other Tariffed charges, including, without limitation, Universal Service Fund charges.

PENDING CHARGES COUNT TOWARD AVC IN CERTAIN EVENTS: Notwithstanding the foregoing paragraph, if MCI WorldCom causes a delay in installation of Private Line Service (up to the OC-3 level) of more than sixty (60) days after receipt of a service order, and such delay results in Customer's failure to meet the AVC for that Annual Period, then Customer will receive credit for all such pending orders (beginning with the sixty-first (61st) day and thereafter) for purposes of determining whether Customer has satisfied the AVC for that Annual Period. On a case by case basis, MCI Worldcom may inform Customer at the time of a service order request that the expected installation interval will be longer than sixty
(60) days. If, following such notification, Customer agrees to such specified installation interval, then such interval shall be apply for that Service Order only. In such event, if MCI WorldCom causes a delay in installation of Private Line Service (up to the OC-3 level) of more than the specified installation interval, and such delay results in Customer's failure to meet the AVC for that Annual Period, then Customer will receive credit for all such pending orders (beginning with the first day following the specified installation interval and thereafter) for purposes of determining whether Customer has satisfied the AVC for that Annual Period. If any delay in installation is due to Customer delays, then pending charges for such delays will not count toward satisfying the AVC for that Annual Period.

TERM MINIMUM: If at the end of the Term set forth in Schedule A, Customer's Usage Charges during the Term fail to meet or exceed Seventy Million Dollars ($70,000,000) (the "Term Minimum"), then the Term shall be extended by up to six
(6) additional months. At the end of such Term extension, if Customer's Usage Charges during the Term fail to meet or exceed the Term Minimum, Customer shall pay, in addition to all other charges under this Agreement, the difference between the Term Minimum and Customer's Usage Charges during the Term, as extended. In no event will Usage Charges that would have been associated with pending orders be included for purposes of determining whether Customer has satisfied the Term Minimum.

EARLY TERMINATION CHARGES: If Customer terminates the Agreement prior to the expiration of the Term, Customer will be required to pay, in addition to all accrued but unpaid charges through the date of such termination, the difference between Customer's actual Usage Charges and the AVC for the year of termination. For each subsequent year of the Term, Customer shall be required to pay 50% of the AVC. Customer may terminate this Agreement prior to the expiration of the Term without payment of early termination charges if, and only if, Customer enters into another agreement with MCI WorldCom for the delivery of Private Line Services with a term which is at least as long in duration as the Term hereof and which requires Customer to purchase Private Line Services in a volume, measured by revenue, which is equal to or greater than the revenue commitment contained herein. In addition, Customer may terminate this Agreement prior to the expiration of the Term without payment of early termination charges as set forth in the "Competitive Evaluation" and "Renegotiation" sections of this Agreement.

TERMINATION OF SERVICE ORDERS: If (i) Customer terminates a service order for Private Line Services prior to the end of the service term set forth in the service order, but (ii) the service order has been installed for at least six
(6) months at the time of termination, then Customer shall not be required to pay any early termination charge for


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                                          CONFIDENTIAL - PROPRIETARY INFORMATION
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such service order termination. If (iii) Customer terminates a service order for
Private Line Services prior to the end of the service term set forth in the service order, and (iv) the service order has been installed for less than six
(6) months at the time of termination, then Customer shall pay the monthly recurring charges for the cancelled service for the remaining term of the cancelled service order. It is agreed that MCI WorldCom's damages in the event of service cancellation would be difficult or impossible to ascertain; these provisions are intended, therefore, to establish liquidated damages in the event of cancellation and are not intended as a penalty.

SERVICE LEVEL AGREEMENT: MCI WorldCom will grant service outage credits calculated as set forth in Schedule B, attached hereto and incorporated herein.

RENEGOTIATION: If Customer's Usage Charges during the Term exceed Seventy Million Dollars ($70,000,000), then Customer may request that Customer and MCI WorldCom attempt to negotiate in good faith a mutually agreeable amendment to this Agreement that increases Customer's commitment and the discounts provided hereunder. In the event that the parties fail to agree on such an amendment, then *** the expiration of the Term *** by providing MCI WorldCom with thirty
(30) days prior ***.

***

CONVERSION FROM EXISTING MCI WORLDCOM TERM AGREEMENTS: If Customer meets the conditions stated under "Termination without Liability" in the Tariff, enrollment in this Agreement will cause an existing MCI or WTI term plan agreement for IXC private line services to terminate automatically without incurring Early Termination Charges. Termination and underutilization liability charges may apply if Customer is ineligible for conversion from existing MCI or WTI term plans without liability and/or all services are not converted.

EXCLUSION FROM LIMITATION OF LIABILITY: Where a party to this Agreement has engaged in gross negligence or willful misconduct, no limitation of liability provision, whether set forth in a tariff, service guide, order form, or otherwise, shall have any applicability to such party and shall not protect such party or limit that party's liability. Nothing contained herein shall operate as a limitation on the right of either party hereto to bring an action for damages against any third party (other than an affiliate of a party), including claims for indirect, special or consequential damages, based on any acts or omissions of such third party.

INDEMNIFICATION: MCI WorldCom shall indemnify, defend and hold Customer harmless from claims, loss, damage, expense (including attorneys fees and court costs) or liability arising from all claims, loss, damage, expense (including attorneys fees and court costs) or liability for property damage or personal injury to the extent that such claims arise out of or are caused by MCI WorldCom's negligence or willful misconduct. Customer shall indemnify, defend and hold MCI WorldCom harmless from claims, loss, damage, expense (including attorneys fees and court costs) or liability

---------------
***Confidential information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

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                                          CONFIDENTIAL - PROPRIETARY INFORMATION
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for property damage or personal injury to the extent that such claims arise out of or are caused by Customer's negligence or willful misconduct.

GOVERNING LAW: This Agreement, and all causes of action arising out of this Agreement, will be subject to the Communications Act of 1934, as amended (the "Act"), or, if any part of this Agreement is not governed by the Act, by the domestic law of the State of New York without regard to its choice of law principles.

ASSIGNMENT: Neither party may transfer or assign the obligations or rights hereunder without the express prior written consent of the other party, except to an affiliated entity (which for purposes hereof shall mean any entity that controls, is controlled by or is under common control with such assigning party). This Agreement shall apply to all such permitted transferees or assignees. Any attempted transfer or assignment hereof not in accordance herewith shall be null and void.

ENTIRE AGREEMENT: This Agreement, including the Tariff and the Attachments referenced below, is the complete agreement of the parties for domestic IXC private line services and supercedes any prior agreement or representations, whether oral or written, with respect thereto, including without limitation any agreements for domestic IXC private line services; provided, however, that Customer's existing agreement(s) for local private lines and access will continue in full force and effect. Except for Tariff modifications initiated by MCI WorldCom, no amendment to this Agreement will be valid unless each such change is accepted in writing by an authorized representative of both parties.

Any capitalized terms not expressly defined in an Attachment to this Agreement shall have the meaning given to such term in this Agreement.

IN WITNESS WHEREOF, the parties have accepted and signed this Agreement and the individuals signing below warrant and represent that they have the full legal and regulatory authority to enter into this Agreement for and on behalf of the respective parties.


WORLDCOM TECHNOLOGIES, INC.               FOCAL COMMUNICATIONS CORP.


By:/s/ Frank Grillo                       By:/s/ Dan Montgomery
   ---------------------------------         ---------------------------------
      (Authorized Representative)               (Authorized Representative)

      Frank Grillo, V.P. Marketing              Dan Montgomery, V.P.
   ---------------------------------         ---------------------------------
      (Name and Title)                          (Name and Title)

      May 4, 1999                                  4/28/99
   ---------------------------------         ---------------------------------
         (Date)                                    (Date)



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                         Private Line Service Agreement
                                   Schedule A

A:       Customer agrees to a five (5) year commitment with the following AVC:

Year 1:           Ten million dollars ($10,000,000)
Year 2:           Thirteen million, two hundred thousand dollars ($13,200,000)
Years 3, 4 and 5: Fifteen million, six hundred thousand dollars ($15,600,000)
                  per Annual Period

Term of Agreement: The term of the Agreement shall begin on the Effective Date
-----------------
and end sixty (60) months thereafter (the "Term").


Term of Service Order: Customer shall request the delivery of Private Line
---------------------
Services by executing a service order, which shall set forth the place of delivery, circuit contracted term, pricing and other details. All service orders shall incorporate the terms and conditions of the Agreement. A separate service order must be completed for each circuit ordered. The term of each service order shall be thirty-six (36) months, unless a different term is expressly and conspicuously set forth in the service order. Each service order shall survive the termination or expiration of the Agreement; provided, however, that MCI WorldCom may terminate one or more service orders if MCI WorldCom terminates the Agreement due to Customer default. After the expiration of a service order, service covered by that service order may be canceled without penalty upon thirty (30) days' prior written notice.

--------------------------------------------------------------------------------

ACCEPTANCE DEADLINE: This Agreement shall be of no force and effect and the offer contained herein shall be deemed withdrawn unless this Agreement is executed by Customer and delivered to MCI WorldCom on or before May 3, 1999.

--------------------------------------------------------------------------------

B:   Customer must satisfy the following conditions during each Annual Period:

(1) At least fifty percent (50%) of Customer's AVC usage will be Local Private Line services.

                                      DATA
                                      ----
The following pricing will be applied to Customer's charges for Private Line Service during the Term:

         PRIVATE LINE

         Service Type      Pricing*                         Minimum
         ------------      --------                         -------

         DS-1              $*** per VGE mile per month      $500 per circuit
         DS-3              $*** per VGE mile per month      $2,000 per circuit

         *Pricing applies to IXC charges only.
         *Pricing applies to on-net (also known as "Tier A") cities only.

         SONET

         Service Type      Pricing*                         Minimum
         ------------      --------                         -------

         OC-3              $*** per VGE mile per month      $6,000 per circuit

         *Pricing applies to on-net (also known as "Tier A") cities only.

Local private lines and access will be priced per existing Local Private Line contract.

-------------
***Confidential information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.


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                             Service Level Agreement
                                   Schedule B


A. MCI WorldCom will grant a credit allowance whenever an interruption occurs because of a failure on the MCI WorldCom-owned network. An interruption period begins when Customer reports a service, facility or circuit to be interrupted and releases it for testing and repair. An interruption period ends when the service, facility or circuit is operative. If Customer reports a service, facility or circuit to be inoperative but declines to release it for testing and repair, it is considered to be impaired, but not interrupted.

B.   An interruption occurs when the following service levels are not attained:

     Service Availability: 99.99%
     Target Bit Error Rate (end-to-end link): less than 1 x 10-/11/ at T1 Rate (equivalent rate for DS0 1x10-/6/)
     Target Severely Errored Seconds (end-to-end link): less than 0.008%

     . Availability refers to Customer's access point to the MCI WorldCom Backbone Network, including their MCI WorldCom provided facilities-based local access circuit.

     . Availability does not include regularly scheduled or emergency maintenance events, or Customer caused outages or disruptions.

     . Customer may report service unavailability events of longer than 15 consecutive minutes to MCI WorldCom customer service within 48 hours of the event. If the event is confirmed by MCI WorldCom customer service, Customer will receive a credit off of the monthly recurring charge as follows:

     Duration                   Credit off of Monthly Recurring Charge*
     ---------                  ---------------------------------------
     Less than 1 hour           No credit
     1 to 2 hours               One-half of one day
     2 to 6 hours               One day
     6 to 12 hours              Two days
     12 to 24 hours             3 Days

     Two or more interruptions of 15 minutes or more during any one 24-hour period shall be considered as one interruption.

     Interruptions over 24 hours will be credited 4 days for each full 24-hour period. No more than 30 days credit will be allowed for any one month period.

     *Calculated on the basis of the monthly recurring charges for the affected circuit only (so that one day of credit would equal one-thirtieth of the monthly recurring charges). In no event shall Customer be entitled to more than one month of credit for any given circuit for all outages during such month.

 C. For purposes of calculating credit allowances, every month is considered to have 30 days. A credit allowance is applied on a pro rata basis against the rates specified hereunder and is dependent upon the length of the interruption. Only those facilities on the interrupted portion of the circuit will receive a credit. A service interruption will be deemed to have occurred only if service becomes unusable to Customer as a result of failure of MCI WorldCom's facility, equipment or personnel used to provide the service in question, and only where the interruption is not the result of: (i) the negligence or acts of Customer or its agents; (ii) the failure or malfunction of Customer equipment or systems; (iii) circumstances or causes beyond the control of MCI WorldCom.


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